Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

H HERITAGE LICENSING, LLC

AND

THE H COMPANY IP, LLC

HOUSE OF HALSTON, LLC

DATED AS OF FEBRUARY __, 2019

ARTICLE I	DEFINITIONS AND USAGE	1

1.1	Definitions	1
1.2	Usage	11
ARTICLE II	PURCHASE AND SALE OF ASSETS	11

2.1	Purchase and Sale of Assets.	11
2.2	No Other Assets Acquired	11
2.3	No Liabilities Acquired	11
2.4	No Liabilities Acquired	11
ARTICLE III	PURCHASE PRICE; PAYMENT	12

3.1	The Closing	12
3.2	Purchase Price	13
3.4	Earn-Out	13
3.5	Allocation	15
3.6	Tax Treatment of Earn-Out Payments	15
3.7	Pledged Shares	15
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	15

4.1	Organization and Good Standing	16
4.2	Enforceability; Authority	16
4.3	Consents; Approvals	16
4.4	Financial Statements	17
4.5	Title to Assets	17
4.6	Sufficiency of Assets	17
4.7	Solvency; Insolvency Proceedings	17
4.8	Taxes	18
4.9	Litigation; Decrees	19
4.10	Compliance With Laws; Permits	19
4.11	Operations of the Seller	19
4.12	Material Contracts	20
4.13	Absence of Employee Benefit Plans	21
4.14	Insurance	21
4.15	Environmental Matters	22
4.16	Intellectual Property	22
4.17	Real Estate	25
4.18	Labor Relations; Compliance	25
4.19	Affiliate Transactions	25
4.20	Brokers or Finders	25
4.21	Investment Representations and Warranties	26
4.22	Disclaimer of Other Representations and Warranties	27
4.23	Pledged Shares	27
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE BUYERS	27

5.1	Existence and Good Standing; Authorization	27
5.2	Consents and Approvals; No Violations	28
5.3	Undisclosed Liabilities	28

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(continued)

5.4	Compliance with Laws.	28
5.5	Litigation	29
5.6	Buyer Environmental Matters	29
5.7	Taxes	30
5.8	Brokers’ or Finders’ Fees.	30
5.9	Xcel Shares	30
5.10	Disclaimer of Other Representations and Warranties	30
ARTICLE VI	INTENTIONALLY OMITTED	30

ARTICLE VII	POST-CLOSING COVENANTS	30

7.1	Efforts to Closing	30
7.2	Press Releases and Public Announcements	31
7.3	Cooperation	31
7.4	Taxes Related to Purchase of Assets; Tax Cooperation	31
7.5	Noncompetition	32
7.6	Acquired Assets	33
7.7	Additional Financial Statements	33
7.8	Confidentiality	33
7.9	Access to Records	34
7.10	Recording of Intellectual Property Assignments	34
7.11	Further Assurances	34
ARTICLE VIII	CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE	34

8.1	Truth of Representations and Warranties	34
8.2	Fairness Opinion	35
8.3	No Injunction.	35
8.4	Governmental and Other Approvals.	35
8.5	Lien Release.	35
8.6	Assignments	35
8.7	Completion of Due Diligence	35
8.8	No Seller Material Adverse Effect	35
8.9	Financing	35
8.10	No Decree or Proceeding	35
8.12	Seller Party Creditor Consent and Waiver; Lien Releases	35
8.13	JS License Agreement	36
8.14	Lock-Up and Voting Agreement	36
8.15	Pledge Agreement and Pledged Shares	36
8.16	Closing Deliverables	36
ARTICLE IX	CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATION TO CLOSE	37

9.1	Truth of Representations and Warranties	37
9.2	No Injunction	37
9.3	Governmental and Other Approvals	37
9.4	Closing Deliverables	37

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(continued)

ARTICLE X	INTENTIONALLY OMITTED	37

ARTICLE XI	INDEMNIFICATIOn; remedies	38

11.1	Survival	38
11.2	Indemnification by the Sellers	38
11.3	Indemnification by Buyers	39
11.4	Limitation on Liability	39
11.5	Other Indemnification Provisions	40
11.6	Procedure for Indemnification	40
11.7	Non-Third Party Claims	42
11.8	Indemnification Payments	42
11.9	Tax Treatment	42
ARTICLE XII	MISCELLANEOUS	42

12.1	Public Disclosure or Communications	42
12.2	Notices	42
12.3	Entire Agreement	43
12.4	Assignability	44
12.5	Parties in Interest	44
12.6	Bulk Sales Law	44
12.7	Expenses	44
12.8	Waiver and Amendment	44
12.9	Severability	45
12.10	Remedies Cumulative	45
12.11	Counterparts	45
12.12	Governing Law	45
12.13	Dispute Resolution	45

-iii-

(continued)

Annexes and Exhibits

Exhibits:

Form of Seller Party Creditor Amendment and Consent	Exhibit A
Form of Pledge Agreement	Exhibit B
Form of Lock-Up Agreement	Exhibit C
Form of Voting Agreement	Exhibit D

Schedules

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February __, 2019, by and among H Heritage Licensing, LLC, a Delaware limited liability company and wholly owned subsidiary of Xcel, (the “Buyer”), The H Company IP, LLC, a Delaware limited liability company (the “Seller”), and House of Halston, LLC, a Delaware limited liability company and the sole member of the Seller (“Parent” and together with the Seller, the “Seller Parties”). The Seller Parties and the Buyer are referred to herein each individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller owns the Acquired Assets (as defined herein); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Acquired Assets, including certain Intellectual Property Rights and certain other assets, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions and Usage

1.1           Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounting Referee” is defined in Section 3.4(b).

“Acquired Assets” means all of the Seller’s right, title, and current and (if any) future interest in and to all of the following assets of the Seller (a) the Halston Archives, (b) all Intellectual Property Rights in the Halston Brands and Related Marks, (c) all customer lists owned by the Seller, (c) all manuals, process documents, report formats, and other operational intellectual property owned by the Seller and (d) the Assigned Contract. Notwithstanding the foregoing, the Acquired Assets shall not include any Liabilities or any Excluded Assets.

“Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 3.5.

“Amended and Restated Cooperation Agreement” is defined in Section 8.14.

“Applicable Percentage” is defined in Section 3.4(a).

“Arden Cooperation Agreement” is defined in Section 2.5.

“Assigned Contract” means that certain Co-Existence Agreement dated as of September 20, 2012 by and between Elizabeth Arden, Inc. and the Seller.

“Balance Sheet” is defined in Section 4.4(a).

“Bankruptcy Clawback” is defined in Section 11.2(e).

“Bankruptcy Event” means, with respect to Parent, Seller, HOC or any of their respective Affiliates, any event resulting in Parent, Seller, HOC or any such Affiliate becoming the subject of a bankruptcy or insolvency proceeding or proposal, or having a receiver, monitor, sequestrator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, appointed for it, or any action taken by Parent, Seller, HOC or any such Affiliate indicating its consent to, approval of, acquiescence in, any such proceeding or appointment.

“Books and Records” means all books and records of the Seller and its Affiliates relating exclusively to and necessary for the operation of each Seller’s and their respective Affiliates’ businesses as each is currently operated, including files, documents, correspondence, cost and pricing information, accounting records, licensee lists and records, brand and marketing research, maintenance and inspection reports, archives, sales and marketing materials.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Buyer” is defined in the preamble.

“Buyer Disclosure Schedule” is defined in the first paragraph of Article V.

“Buyer Indemnified Parties” is defined in Section 11.2.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Buyer taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by any of the Buyer of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the industry of the Buyer, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Buyer; (b) changes that are solely the result of factors generally affecting the industries or markets in which any of the Buyer operates, in each case except where such condition has a disproportionate effect on the Buyer; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement.

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“Cap” is defined in Section 11.4(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.).

“Claim” is defined in Section 12.13(a).

“Claim Notice” is defined in Section 11.7.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Shares” is defined in Section 3.2.

“COBRA” means Section 4980B of the Code, Sections 601 through 608, inclusive, of ERISA and any applicable similar state laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comprehensive Rules” is defined in Section 12.13(b).

“Contract” means, with respect to the Acquired Assets, any agreement, contract, license, sublicense, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other arrangement, understanding or commitment, whether written or oral and including any right or obligation under any of the foregoing.

“Core Representations” is defined in Section 11.1.

“Damages” is defined in Section 11.2.

“Decreased Cap” is defined in Section 11.4(b).

“Decree” means any final, non-appealable judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Government Authority.

“Deductible” is defined in Section 11.4(a).

“Earn-Out Cash” is defined in Section 3.4(a).

“Earn-Out Consideration” is defined in Section 3.4(a).

“Earn-Out Period” is defined in Section 3.4(a).

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“Earn-Out Reconciliation” is defined in Section 3.4(b).

“Earn-Out Shares” is defined in Section 3.4(a).

“Earn-Out Statement” is defined in Section 3.4(b).

“Earn-Out Value” is defined in Section 3.4(a).

“Effectiveness Period” is defined in Section 7.12.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other material employee benefit or fringe benefit plan, program or arrangement of any kind (whether written or oral).

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as previously, now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any trades or business (whether or not incorporated) that are treated as a single employer with such entity under Sections 414(b), (c), (m) or (o) of the Code.

“Excess Net Royalties” is defined in Section 3.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 2.2.

“Fairness Opinion” is defined in Section 8.2.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Government Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof).

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“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Legal Requirement.

“Group JS” is defined in Section 8.15.

“Halston Archives” means, all products, samples, garments, archived designs, computer-aided designs, digital patterns, print and pattern libraries in analog and digital versions, analytics, designs, drawings, paintings, illustrations, patterns, fabrics, artwork, marketing, advertising, press books and other books, prints, video and audio, photographs, and other images, media and other material related to the Halston Brands solely to the extent owned or developed by a Seller Party as of the Closing Date or any time in the future.

“Halston Brands” means the marks, logos, designs and trademarks for the Halston brand, the Halston Heritage brand and the Roy Frowick brand (and any derivatives of the foregoing), which are listed on Schedule A-1 hereto (whether in typed form, stylized, or otherwise) (as registered or applied for registration in the United States or elsewhere in the world, including all registrations and applications set forth on Schedule A-1) and all Intellectual Property Rights associated therewith.

“HOC” means Halston Operating Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent.

“HOC ABC” means that certain General Assignment dated as of December 14, 2018 by HOC, HH House, LLC and Halston Real Estate Holdings, LLC for the benefit of their creditors in favor of Insolvency Services Group, Inc.

“Indemnification Objection” is defined in Section 11.7.

“Indemnified Party” is defined in Section 11.3.

“Indemnifying Party” is defined in Section 11.6(a).

“Indebtedness” means (a) indebtedness of any Seller Party for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of any Seller Party evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of any Seller Party upon which interest charges are paid, (d) all obligations of any Seller Party in respect of capitalized leases that, individually, involve an aggregate future liability in excess of $15,000 and obligations of any Seller Party for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) all obligations in respect of banker’s acceptances or letters of credit issued or created for the account of any Seller Party, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of any Seller Party, even though such Seller Party has not assumed or otherwise become liable for the payment thereof, (g) all guarantees by any Seller Party of obligations of the type described in clauses (a) through (f) above of any other Person, and (h) payment obligations in respect of interest under any interest rate swap or other hedge agreement or arrangement entered into by any Seller Party with respect to any Indebtedness described in clauses (a) through (g) above.

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“Initial Purchase Price” is defined in Section 3.2.

“Insurance Policies” is defined in Section 4.14.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world, whether used now or in the future: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, proprietary designs and design processes, trade dress, trade names, product configuration, corporate names, logos, insignias and slogans and Internet domain names, Internet websites, social network site handles, metatags, URLs, Internet and phone applications and systems, and customer data and customer lists in analog and digital formats; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, analytics, manufacturing or raw material sources, research and development information, sketches and drawings (including preliminary and technical sketches and drawings), specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) product designs, configurations, and material and color specifications and combinations; (vii) manufacturing molds, techniques, and processes; (viii) operating manuals, charts, graphs, report formats and all other operational intellectual property in analog and digital formats; (ix) analytics; (ix) all other intellectual property; (x) the rights to sue for past, present, and future infringement of any and all such intellectual property rights; and (xi) any goodwill associated with each of the foregoing.

“Intent to Use Applications” is defined in Section 4.22.

“Interim Reports” is defined in Section 4.4(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Seller or the Seller Parties, the actual knowledge, after due inquiry, of Ben Malka, and with respect to the Buyer, the actual knowledge, after due inquiry, of Robert D’Loren, Seth Burroughs and James Haran. The terms “know” and “knows” and like terms will have correlative meanings.

“Lanham Act” means 15 U.S.C. § 1061.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

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“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Licensee” means a Person who has entered into and as of the Closing Date is a party to a License Agreement.

“License Agreement” means any Contract between a Party and any Person pursuant to which such Party has granted such Person the right to design, manufacture, sell or distribute goods under or using the Halston Brands.

“Liens” means any liens, pledges, claims, encumbrances, hypothecations, mortgages, charges, options, preemptive rights, rights of first refusal or similar rights, title retention agreements, easements, encroachments, leases, subleases, covenants, security interests and restrictions and encumbrances of any kind or nature whatsoever.

“Lock-Up Agreement” means a Lock-Up Agreement between Xcel and the Seller substantially in the form attached as Exhibit C.

“Material Contracts” is defined in Section 4.12(a).

“Multiemployer Plan” is defined in Section 3(37) of ERISA.

“Net Royalties” means any gross royalty revenues from any License Agreements directly related to the Halston trademark and the Halston Heritage trademark (excluding H by Halston and H Halston and any derivatives thereof), less third-party commissions payable by Xcel or Buyer on such royalty revenues.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means with respect to any entity, the certificate of incorporation, bylaws, certificate of formation, operating agreement or other governing documents of such entity.

“Owned Real Property” means all parcels of real property in which the Seller Parties have an ownership, easement or other real property interest.

“Party” or “Parties” have the meaning set forth in the preamble.

“PDF” is defined in Section 12.11.

“Permitted Liens” means (i) Liens set forth on Schedule A-2 hereto, (ii) statutory Liens arising out of operation of law with respect to a Liability incurred in the ordinary course of business and which is not delinquent or is being actively contested in good faith, (iii) liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, or (iv) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like liens and security obligations with respect to Liabilities that are not yet due and payable or that are being contested in good faith.

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“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Government Authority.

“Platform Agreements” is defined in Section 4.16(m).

“Pledge Agreement” means a Pledge Agreement, in the form attached hereto as Exhibit B, by and among the Buyer, as secured party, and Seller, as pledgor.

“Pledged Shares” is defined in Section 3.7.

“Prior Asset Purchase Agreement” is defined in Section 7.5(a).

“Proceeding” means any action, claim, cause of action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, whether at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, and whether before any Government Authority or arbitrator.

“Purchase Price” is defined in Section 3.2.

“Related Agreements” means and includes the Seller Party Creditor Consent and Waiver, the Pledge Agreement, each Lock-Up Agreement and each Voting Agreement.

“Related Mark” means (a) derivatives of “H HALSTON” and “H BY HALSTON” marks, (b) derivatives of “HALSTON HERITAGE” marks, (c) derivatives of the “HALSTON” mark, (d) derivatives of “ROY FROWICK” marks, and (e) any mark, service mark, tradename, fictitious name, dba or trademark using the word “HALSTON”, the words “ROY FROWICK” or any other component of the such marks, service marks, tradenames, dbas or trademarks, or marks (or portion thereof) confusingly similar to any of the Intellectual Property Rights described in any of (a), (b), (c) or (d).

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Royalty Target Year” is defined in Section 3.4(a).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all filings made by Xcel with the SEC pursuant to the Exchange Act of 1934, as amended.

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“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble.

“Seller Disclosure Schedule” is defined in the first paragraph of Article IV.

“Seller Indemnified Parties” is defined in Section 11.3.

“Seller Information” means any data and information relating to the Acquired Assets, including all of Seller Parties’ Books and Records, customers, financial statements, conditions or operations of each Seller Party’s business, including with respect to the Acquired Assets, in each case which is confidential in nature and not generally known to the public.

“Seller Parties” is defined in the preamble.

“Seller Parties Intellectual Property Rights” is defined in Section 4.16(c).

“Seller Parties Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Seller Parties taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by the Seller Parties of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Seller Party Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the Seller Parties’ industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Seller Parties; (b) changes that are solely the result of factors generally affecting the industries or markets in which the Seller Parties operate, in each case except where such condition has a disproportionate effect on the Seller Parties; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement.

“Seller Party Creditor Amendment and Consent” means a written amendment and consent by certain creditors of the Seller Parties in favor of the Buyer, substantially in the form attached hereto as Exhibit A.

“Straddle Period” is defined in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Survival Date” is defined in Section 11.1.

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“Tax” means (i) any tax (including, without limitation, any income tax, franchise tax, margin tax, branch profits tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax and (ii) any transferee, successor or other liability in respect of the taxes of another Person (whether by contract or otherwise).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” is defined in Section 10.1(b).

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” is defined in Section 11.6(b).

“Trading Day” means a day on which the New York Stock Exchange is open for trading.

“Trading Market” means the following markets or exchanges on which the Xcel Shares are listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, NYSE Amex Equities or the OTC Bulletin Board (or any successor to any of the foregoing).

“Transfer Taxes” is defined in Section 7.2(a).

“Voting Agreement” means a Voting Agreement between Xcel and the Seller substantially in the form attached as Exhibit D.

“Xcel” means Xcel Brands, Inc., a Delaware corporation and the sole member of the Buyer.

“Xcel Shares” means the shares of common stock of Xcel.

“Year End Financials” is defined in Section 4.4(a).

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1.2	Usage.

(a)       Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)       Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II
Purchase and Sale of Assets

2.1           Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign, convey, transfer and deliver to the Buyer (as directed by the Buyer) as of the Closing Date, and the Buyer agrees to purchase and take assignment and delivery from the Seller as of the Closing Date, all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens and Liabilities.

2.2           No Other Assets Acquired. Pursuant to this Agreement, Buyer is not acquiring, and the Seller Parties shall retain, any and all assets, rights and properties other than the Acquired Assets (collectively, the “Excluded Assets”).

2.3           No Liabilities Acquired. The Buyer is not agreeing to, and shall not, assume any Liability, margin guarantee contract, obligation, undertaking, expense or agreement of any Seller Party of any kind, character or description, whether absolute, contingent, known, unknown, accrued, liquidated, unliquidated, executory or otherwise, and whether arising prior to or following the Closing, and the execution and performance of this Agreement shall not render Buyer liable for any such liability, obligation, undertaking, expense or agreement (all of such liabilities and obligations shall be referred to herein as the “Excluded Liabilities”). Excluded Liabilities include any Liability related to any Excluded Asset.

2.4           Other Halston Marks. Without limiting the foregoing provisions of this Article II, if and to the extent the Seller or any of its Affiliates owns any mark, logo, design or other Intellectual Property Right related the Halston brand, the Halston Heritage brand, the Roy Frowick brand (or any derivatives of the foregoing) which is not listed on Schedule A-1 attached hereto, then upon written request of the Buyer, the Seller shall, or shall cause its applicable Affiliate to, transfer and assign such mark, logo, design or other Intellectual Property Right to the Buyer for no additional consideration and Seller shall, or shall cause its applicable Affiliate to, execute and deliver a written assignment, substantially similar to the intellectual property assignments delivered pursuant to Section 8.17(e), assigning, transferring and conveying such mark, logo, design or Intellectual Property Right to the Buyer.

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2.5           Certain Contracts. Notwithstanding the foregoing provisions of this Article II, the Seller Parties shall not, and shall cause each of their respective Affiliates not to, assign, transfer or convey any rights of any Seller Party or any of their respective Affiliates under that certain Cooperation Agreement dated August 1996 between Elizabeth Arden, Inc. (or any predecessor, successor or Affiliate of such entity), on the one hand, and one or more of the Seller Parties and/or their Affiliates, on the other hand (the “Arden Cooperation Agreement”). Upon written request of the Buyer or Xcel at any time after the Closing, the Seller Parties shall assign to the Buyer or Xcel’s designee, or shall cause the applicable Affiliate of the Seller Parties to assign to the Buyer or Xcel’s designee, for no additional consideration, all of the rights of the applicable Seller Party (or Affiliate of a Seller Party) under the Arden Cooperation Agreement pursuant to a written Assignment and Assumption Agreement in the same form delivered to assign the Assigned Contract to the Buyer at the Closing hereunder. Without limiting the foregoing provisions of this this Article II, the Seller Parties shall use commercially reasonable best efforts to have Halston Investments, Ltd., a New Jersey corporation, or its successor in interest, as applicable, to assign its rights under (i) that certain Agreement and Acknowledgement with respect to Intellectual Property dated as of August 15, 1996 by and between French Fragrances, Inc., a Florida corporation, Halston Parfumes, Inc., a Delaware corporation and Halston Investments, Ltd., a New Jersey corporation and (ii) that certain License Agreement dated March 15, 1996 between Halston Investments, Ltd. and Halston Parfumes, Inc. (as assignees of Halston Trademarks Inc. and French Fragrances, Inc.) to the Buyer pursuant to a written Assignment and Assumption Agreement in the same form delivered to assign the Assigned Contract to the Buyer at the Closing hereunder.

ARTICLE III
Purchase Price; Payment

3.1           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome, LLP (or such other location as shall be mutually agreed upon by the Seller Parties and the Buyer) commencing at 10:00 a.m. New York time on the date hereof or, if all conditions to the obligations of the Seller Parties and Buyer to consummate the transactions contemplated hereby set forth in Article VIII and Article IX (other than conditions with respect to actions the Seller Parties and/or Buyer will take at the Closing itself) are not satisfied or waived on the date hereof, on the date that is the second Business Day after all conditions to the obligations of the Seller Parties and Buyer to consummate the transactions contemplated hereby set forth in Article VIII and Article IX (other than conditions with respect to actions the Seller Parties and/or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by the Seller Parties and the Buyer prior thereto (the “Closing Date”). The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

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3.2           Purchase Price. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller Parties contained herein, and in payment and consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets by the Seller to the Buyer, the Buyer shall (a) pay to the Seller at the Closing an amount equal to Eight Million Three Hundred Fifty Thousand United States Dollars ($8,350,000) in cash, to be paid in accordance with written instructions provided by the Seller Parties; and (b) cause to be issued to the Seller at the Closing, subject to the Pledge Agreement, the Voting Agreement and the Lockup Agreement, 777,778 Xcel Shares (the “Closing Shares”) (collectively, the “Initial Purchase Price”), and (b) the Buyer shall pay the Earn-Out Consideration, if any, to the Seller in the manner described in Section 3.3. The Initial Purchase Price, together with the applicable Earn-Out Consideration, if any, shall be referred to collectively as the “Purchase Price”.

3.3	Earn-Out.

(a)       Subject to the terms and conditions set forth in this Section 3.4, the Seller shall be eligible to receive from the Buyer, as additional consideration for the sale and purchase of the Acquired Assets, Xcel Shares (“Earn-Out Shares”) or, if elected by the Buyer as described below, cash (“Earn-Out Cash”) (as applicable, “Earn-Out Consideration”) with a value (the “Earn-Out Value”) based on the Excess Net Royalties for each of the four (4) calendar years commencing with the calendar year 2019 and ending with the calendar year 2022 (each such continuous twelve month period commencing on January 1 and ending December 31 a “Royalty Target Year”, and cumulatively the “Earn-Out Period”) multiplied by the Applicable Percentage(s). The Excess Net Royalty for each Royalty Target Year shall be the positive amount, if any, of the Net Royalties as calculated for such Royalty Target Year, less the greater of (i) One Million Five Hundred Dollars ($1,500,000), or (ii) the maximum Net Royalties for any previous Royalty Target Year. “Applicable Percentage” means (a) 50% of the first $10,000,000 of Excess Net Royalties during the Earn-Out Period, (b) 20% of aggregate Excess Net Royalties during the Earn-Out Period greater than $10,000,000 and up to $15,000,000 and (c) 0% of aggregate Excess Net Royalties during the Earn-Out Period in excess of $15,000,000. The Earn-Out Consideration shall be payable in Earn-Out Shares (calculated in the manner described in Section 3.4(b)); provided, however, that if the number of Earn-Out Shares, when combined with the number of Closing Shares issued at the Closing, will exceed 4.99% of the aggregate number of Xcel Shares outstanding as of the date of this Agreement (calculated in accordance with Nasdaq Rule 5635(a)) (the “Xcel Share Limit”), then the Buyer may, in its sole and unfettered discretion, elect to (x) pay Earn-Out Cash for the Earn-Out Value attributable to the Earn-Out Shares that would exceed the Xcel Share Limit; (y) solicit stockholder approval for the issuance of Earn-Out Shares in excess of the Xcel Share Limit in accordance with Nasdaq Rule 5635(a)(2) and, if such stockholder approval is obtained, issue such Earn-Out Shares to the Seller; or (z) solicit stockholder approval for the issuance of Earn-Out Shares in excess of the Xcel Share Limit in accordance with Nasdaq Rule 5635(a)(2) and, if such stockholder approval is obtained, pay the applicable Earn-Out Consideration with a combination of Earn-Out Cash and Earn-Out Shares. Notwithstanding anything herein to the contrary, the total cumulative Earn-Out Consideration over the entire Earn-Out Period shall not exceed Six Million Dollars ($6,000,000).

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(b)       Procedure for Earn-Out. Within ninety (90) days of the end of each Royalty Target Year, the Buyer shall deliver to the Seller Parties: (i) a statement (the “Earn-Out Statement”) prepared by the Buyer of the calculation of the Earn-Out Value, the Buyer’s election to pay the Earn-Out Consideration in Earn-Out Cash, Earn-Out Shares or a combination of Earn-Out Cash and Earn-Out Shares, and, if the Buyer elects to pay all or any portion of the Earn-Out Consideration in Earn-Out Shares, the number of Earn-Out Shares to be issued to the Seller pursuant to this Section 3.4; and (ii) if reasonably requested by the Seller Parties, supporting documentation of the determination of Net Royalties during each Royalty Target Year within the Earn-Out Period (collectively, (i) and (ii), the “Earn-Out Reconciliation”). If the Seller Parties disagree with the Earn-Out Reconciliation, the Seller Parties shall deliver a written objection to the Buyer within thirty (30) days after the Buyer’s delivery of the Earn-Out Reconciliation, which written objection shall specify in detail the rationale for the objection and the amount in dispute. If the Seller Parties do not deliver a written objection to the Buyer within such thirty (30) day period, then the Earn-Out Reconciliation, as delivered by the Buyer, shall be final and binding on the Parties. Any dispute regarding any Earn-Out Reconciliation shall be decided by an independent certified public accountant mutually agreed upon by the Seller Parties and the Buyer (an “Accounting Referee”), with such decision being final and binding on the Parties. The Seller Parties shall bear a percentage of the fees, costs and expenses of the Accounting Referee that is equal to the percentage that the amount contested by but not awarded to the Seller Parties bears to the aggregate amount contested by the Seller Parties, with the Buyer bearing the remainder of such fees, costs and expenses. Within five (5) days of the Earn-Out Reconciliation becoming final, the Buyer shall deliver the applicable Earn-Out Consideration to the Seller. In the event that all or any portion of the Earn-Out Consideration is paid in Earn-Out Shares, the price per Earn-Out Share shall be based on the market value of the Earn-Out Shares as determined at the average closing price on the Trading Market for each of the ten (10) Trading Days ending two (2) Business Days ending on the Trading Day immediately preceding the date of the Earn-Out Statement, subject to a minimum share price of Three Dollars and Sixty Cents ($3.60) per share.

(c)       The Seller Parties acknowledge and agree that (i) there is no guarantee that the Buyer shall achieve royalties at sufficient levels for the Seller Parties to receive any Earn-Out Consideration, (ii) no Seller Party shall hold the Buyer responsible for failing to achieve royalties required to receive Earn-Out Consideration and (iii) no Seller Party is relying on any information from the Buyer in determining the requirements to achieve any Earn-Out Value. Except in the case of fraud, the Seller Parties hereby waive and indemnify the Buyer from any claims as a result of the failure of the Buyer to achieve royalties at sufficient levels for any Seller Party to receive Earn-Out Consideration.

(d)       The Buyer may withhold from any Earn-Out Consideration otherwise payable to the Seller Parties, an amount equal to any Damages incurred or suffered by a Buyer Indemnified Party for which such Buyer Indemnified Party is entitled to be indemnified under Article XI. Any amount so withheld shall reduce the indemnification obligation of the Seller Parties with respect to such Damages on a dollar-for-dollar basis.

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3.4           Allocation. The Seller Parties and the Buyer agree to allocate the sum of the Purchase Price, including any adjustments thereto pursuant to this Agreement, among the Acquired Assets for tax purposes, consistent with Code Section 1060 and the regulations promulgated thereunder, based upon the fair market values of such assets consistent with an allocation schedule to be determined in the reasonable good faith judgment of the Buyer, within sixty (60) calendar days after the Closing Date (the “Allocation Schedule”). Each Party hereto agrees that: (i) neither of the Party shall take a position on any Tax Return (including IRS Form 8594, if applicable) that is in any way inconsistent with the Allocation Schedule without the written consent of the other Party or unless specifically required by an applicable Government Authority; and (ii) it shall promptly notify each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule. Notwithstanding the foregoing, nothing contained herein shall prevent the Buyer or the Seller Parties from settling any proposed deficiency or adjustment assessed against it by any Government Authority based upon or arising out of the Allocation Schedule, and neither the Buyer nor the Seller Parties shall be required to litigate before any court any such proposed deficiency or adjustment by any Government Authority challenging the Allocation Schedule.

3.5           Tax Treatment of Earn-Out Payments. Except as otherwise required under applicable Legal Requirements, any payments of Earn-Out Consideration under Section 3.4 hereof shall be treated by the Parties for United States federal income tax purposes as additional consideration for the Acquired Assets (other than any portion required to be treated as imputed interest under the Code).

3.6           Pledged Agreement. At the Closing, the Seller Parties shall deliver to the Buyer, as partial security for the indemnification obligations of the Seller Parties under Article XI, one million (1,000,000) Xcel Shares issued under the Prior Asset Purchase Agreement. Such Xcel Shares and the Closing Shares (together, the “Pledged Shares”) shall be held and released in accordance with the terms of the Pledge Agreement.

ARTICLE IV
Representations and Warranties of the Seller PARTIES

The Seller Parties hereby jointly and severally represent and warrant to the Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV except to the extent any representation or warranty expressly speaks only as of a different date), except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule sets forth the Seller Parties’ disclosures identified by the Seller Parties. The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify the corresponding section or subsection in this Article IV and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent.

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4.1           Organization and Good Standing. Each Seller Party is an entity, duly formed, validly existing and in good standing under the laws of the state of its formation. Each Seller Party has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each Seller Party is duly qualified and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by such Seller Party or the nature of the business conducted by such Seller Party makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Parties Material Adverse Effect. Except as listed in Schedule 4.1 of the Seller Disclosure Schedule hereto, no Seller Party has any Subsidiaries.

4.2           Enforceability; Authority. Each Seller Party has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which such Seller Party is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Party of this Agreement and each Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of any Seller Party is necessary to authorize the execution, delivery and performance of this Agreement or any Related Agreement to which such Seller Party is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Seller Party and constitutes, and, with respect to each other Related Agreement to which a Seller is a party, upon its execution and delivery by such Seller Party, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Buyers and/or the other parties thereto, a valid and binding obligation of such Seller Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3           Consents; Approvals. Except as set forth in Schedule 4.3 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller Parties and the consummation of the transactions contemplated hereby do not and will not:

(a)  violate or conflict with the provisions of the Organizational Documents of any Seller Party;

(b)  violate any Legal Requirement or Decree to which any Seller Party is subject or by which any of its material properties or assets are bound;

(c)  require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority; or

(d)  result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract or any other instrument or obligation to which any Seller Party is a party, or by which it or any of their respective properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, have not had, and would not reasonably be expected, individually or in the aggregate, to have, a Seller Parties Material Adverse Effect.

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4.4	Financial Statements.

(a)  The Seller Parties have delivered to the Buyer: (i) audited financial statements of Parent and its Subsidiaries as of January 30, 2016 and January 31, 2015; (ii) unaudited year-end financial statements of Parent and its Subsidiaries as of January 28, 2017 ((i) and (ii), the “Year End Financials”); (iii) internally-prepared unaudited financial statements of Parent and its Subsidiaries as of August 4, 2018 consisting of (1) consolidated and consolidating balance sheets as of such date, (2) consolidated and consolidating statements of operations for the eight-month period then ended and (3) consolidated statements of changes in members’ equity and cash flows for the eight-month period then ended (the “Mid-Year Financials”); and (iv) internally-prepared unaudited financial statements of Parent and its Subsidiaries as of October 31, 2018 consisting of (1) consolidated and consolidating balance sheets as of such date (the “Balance Sheets”), (2) consolidated and consolidating statements of operations for the ten-month period then ended and (3) consolidated statements of changes in members’ equity and cash flows for the ten-month period then ended (the “Interim Financials” and, together with the Mid-Year Financials and the Year End Financials, the “Financial Statements”). The Financial Statements are true and accurate and present fairly in all material respects the financial condition of Parent and its Subsidiaries as of such dates and the results of operations of Parent and its Subsidiaries for such periods, except that the Mid-Year Financials and the Interim Financials may not contain all footnotes required by GAAP and are subject to normal year-end adjustments.

(b)  Except as disclosed on Schedule 4.4(b) of the Seller Disclosure Schedule, there are no material liabilities or obligations of the Seller Parties (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities and obligations accrued or disclosed on the Balance Sheets and those liabilities and obligations accrued after the date thereof in the Ordinary Course of Business, none of which arise out of a breach of any Contract, tort, infringement, claim, lawsuit or breach of warranty.

4.5           Title to Assets. Except for properties and assets reflected in the Balance Sheets that have been sold or otherwise disposed of by the Seller in the Ordinary Course of Business, and as otherwise set forth on Schedule 4.5 of the Seller Disclosure Schedule, the Seller has good and marketable title to all Acquired Assets, free and clear of all Liens and encumbrances.

4.6           Sufficiency of Assets. Except as set forth on Schedule 4.6, the Acquired Assets include all of Intellectual Property Rights owned by the Seller Parties, and there are no licenses or other encumbrances on the Intellectual Property Rights other than as scheduled on Schedule 4.6.

4.7           Solvency; Insolvency Proceedings. (a) No insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller Parties or the Acquired Assets are pending or, to the Seller Parties’ Knowledge, threatened. No Seller Party has made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings. After giving effect to the transaction, the Seller Parties are not now insolvent and will not be rendered insolvent by any of the contemplated transactions. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of the Seller Parties exceed the present fair saleable value of the Seller Parties’ assets and following the transactions contemplated by this Agreement each Seller Party shall be able to pay its debts as they become due.

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(b)       The Buyers reserve the right to waive the solvency provisions found in Section 4.7(a) and may determine, in their sole discretion, to proceed with the Closing of the transactions.

(c)       Without limiting the foregoing provisions of this Section 4.7, Parent hereby represents and warrants to the Buyer that after giving effect to the Closing of the transactions contemplated by this Agreement and the Related Agreements, Seller Parties will have no outstanding Liabilities whatsoever.

4.8	Taxes.

(a)  All material Tax Returns required to be filed by or on behalf of each Seller Party with respect to the Acquired Assets have been timely filed and all Taxes shown as due thereon have been paid. No Seller Party is a beneficiary of any extension of time within which to file any Income Tax Return. Each Seller Party has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller Parties have paid all sales Tax amounts (or similar items) owed or owing in a timely manner. There are no Liens (other than Permitted Liens) on any of the assets of any Seller that arose in connection with the failure (or alleged failure) to pay any Tax.

(b)  There is no material dispute or claim concerning any Tax Liability of any Seller Party either (A) claimed or raised by any authority in writing or (B) as to which any of the officers or managers of any Seller has knowledge based upon personal contact with any agent of such authority.

(c)  Schedule 4.8(c) of the Seller Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed by or on behalf of each Seller Party for taxable periods ended on or after December 31, 2014, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. No Seller Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)  No Seller Party, with respect to the Acquired Assets, has any Liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

(e)  The aggregate unpaid Taxes of each Seller Party with respect to the Acquired Assets (i) did not, as of December 31, 2017, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller Party in filing their Tax Returns.

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(f)   There is no material dispute or claim concerning any Tax Liability of any Seller Party either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers or managers of the Seller Parties has Knowledge based upon personal contact with any agent of such authority.

(g)  Neither Seller Party, with respect to the Acquired Assets, has any Liability for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise.

4.9	Litigation; Decrees.

(a)  Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, there is no material Proceeding pending or, to the Seller Parties’ Knowledge, threatened, against any Seller Party or relating to any of the Acquired Assets.

(b)  There is no Decree to which any Seller Party or any of the Acquired Assets is subject.

4.10	Compliance With Laws; Permits.

(a)  Each Seller Party is in full compliance with each Legal Requirement that is applicable to it or the ownership of the Acquired Assets. No Seller Party has received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to a Seller Party.

(b)  The Seller Parties possess all Government Authorizations necessary for the ownership of their properties, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect. Further, (i) to the Seller Parties’ Knowledge, all such Government Authorizations are in full force and effect and (ii) no Seller Party has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

4.11         Operations of the Seller. Except as set forth on Schedule 4.11 of the Seller Disclosure Schedule, since December 31, 2017, through the date of this Agreement, there has not been any change, event or condition of any character that has had or would reasonably be expected to have a Seller Parties Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.11 of the Seller Disclosure Schedule, since December 31, 2017, no Seller Party has:

(a)  sold, leased, transferred, or assigned any of its material assets;

(b)  entered into any Material Contract outside the Ordinary Course of Business;

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(c)  accelerated, terminated, made material modifications to, or cancelled any Material Contract in any material respect;

(d)  transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Seller Intellectual Property Right, other than in the Ordinary Course of Business;

(e)  incurred any Indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and Liabilities under Contracts (other than liabilities for breach) entered into in the Ordinary Course of Business;

(f)   suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course of Business;

(g)  experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property; or

(h)  committed to do any of the foregoing actions.

4.12	Material Contracts.

(a)  Schedule 4.12(a) of the Seller Disclosure Schedule contains a complete and correct list identified by the Seller, as of the date of this Agreement, of the following Contracts to which any Seller Party is a party or by which any Seller Party is bound relating to the Acquired Assets (collectively, the “Material Contracts”), including:

(i)       any agreement (or group of related agreements) for the lease of personal property to or from a Person providing for lease payment in excess of $15,000 per annum, which is not terminable by the applicable Seller Party on less than ninety (90) days’ notice;

(ii)      any License Agreement currently in effect;

(iii)     any License Agreement submitted to a Person for execution since January 1, 2017 but not yet executed and delivered to the applicable Seller Party by such Person;

(iv)     any agreements relating to Intellectual Property Rights in and to the Halston Brands or any Related Mark;

(v)      any agreement imposing continuing confidentiality obligations on any Seller Party;

(vi)     all Contracts containing covenants that in any way purport to limit the freedom to engage in any line of business or to compete with any Person or in any geographical area; and

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(vii)       any other agreement the performance of which involves consideration in excess of $15,000.

(b)  All Material Contracts are in full force and effect and in written form and true, correct and complete copies of all Material Contracts, including any amendments, waivers, supplements or other modifications thereto, have been made available to the Buyers. No Seller Party is in violation or breach of or in default under any Material Contract. No Proceeding or event or condition has occurred or exists or, to the Seller Parties’ Knowledge, is alleged by any party to have occurred or exist which, with notice or lapse of time or both, would constitute a default by any of the parties thereto of their respective obligations under a Material Contract (or would give rise to any right of termination or cancellation). To the Seller Parties’ Knowledge, no party to a Material Contract is in breach of a Material Contract, or has expressed in writing, orally, or through any other means of communication, plans to breach, terminate, re-negotiate, or fail to renew a Material Contract. The Closing of the transactions contemplated in this Agreement will not trigger any payments under a Material Contract outside of the Ordinary Course of Business, and will not cause any Seller Party to be in breach of any Material Contract.

(c)  Schedule 4.12(c) contains a complete and correct list of all written agreements, Contracts or instruments to which an Affiliate of any Seller Party is a party and pursuant to which a Seller Party is a beneficiary or obligor of any goods, services or other benefits related to the Acquired Assets.

4.13	Absence of Employee Benefit Plans.

(a)  No Seller Party maintains or contributes to any Employee Benefit Plan which is for the benefit of any current or former employee, director or other personnel of such Seller Party and/or any ERISA Affiliate of such Seller Party or with respect to which such Seller Party or any ERISA Affiliate of such Seller Party has or may have a direct or indirect Liability.

(b)  No Seller Party nor any ERISA Affiliate thereof contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or employee pension plan subject to Title IV of ERISA or Code Section 412 or has any Liability, or indirect Liability, including any Liability on account of a “partial withdrawal” or complete withdrawal (as defined in ERISA Sections 4205 and 4203 respectively), under any Multiemployer Plan or under Title IV of ERISA. Neither Seller Party nor any ERISA Affiliates are bound by any Contract that would result in any direct or indirect Liability described in ERISA Section 4204.

4.14         Insurance. Schedule 4.14 of the Seller Disclosure Schedule sets forth an accurate and complete summary of each insurance policy providing for liability exposure (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any Seller Party is currently a party, a named insured or otherwise the beneficiary of coverage (“Insurance Policies”). All such Insurance Policies are in full force and effect. Since January 1, 2014, the Seller Parties have paid all premiums due thereunder and, except as set forth in Schedule 4.14 of the Seller Disclosure Schedule, no notice (whether oral or written) of cancellation of any such coverage or increase in premiums thereof has been received by any Seller Party.

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4.15         Environmental Matters. Except as set forth on Schedule 4.15 of the Seller Disclosure Schedule, in the conduct of the Seller Parties’ business and with respect to the ownership and operation of the Acquired Assets: (i) the Seller Parties have complied and are in compliance in all material respects with all Environmental and Safety Requirements; (ii) all Government Authorizations required under Environmental and Safety Requirements to be obtained by the Seller Parties are valid and in full force and effect, the Seller Parties have complied and are in compliance in all material respects with the terms and conditions of such permits and licenses; (iii) no Seller Party is subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities; (iv) no Seller Party, nor any of their respective predecessors or Affiliates, has caused a release of hazardous substances, and, to the Seller Parties’ Knowledge, no condition of contamination by hazardous substances is present, at the Seller Parties’ Leased Real Properties, if any and no facts, events or conditions relating to current or former facilities, properties or operations of any Seller Party or of its predecessors or Affiliates will give rise to any investigatory, remedial, or corrective obligations or other liabilities under Environmental and Safety Requirements; (v) neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Authority or other Person pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements; (vi) no Seller Party has received any written notice, report or other information regarding any violation of, or liability or obligation under any Environmental and Safety Requirement or that any existing Government Authorization that was obtained under any Environmental and Safety Requirement is to be revoked or suspended by any Government Authority or is not currently operating or required to be operating under, or subject to any outstanding compliance order, Decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental and Safety Requirement; (vii) no Seller Party owns or operates any underground storage tanks and no such underground tanks are in violation of any Environmental and Safety Requirement; (viii) neither Seller Party, nor any of their respective predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any hazardous materials, or owned or operated any property or facility in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental and Safety Requirement; and (ix) to the Seller Parties’ Knowledge, the Seller Parties have provided to the Buyers access to all environmental audits and reports to the current and former operations and facilities of each Seller Party and their predecessors or Affiliates.

4.16	Intellectual Property.

(a)  Schedule 4.16(a) of the Seller Disclosure Schedule attached hereto sets forth a complete and correct list of (i) all registered trademarks, service marks, copyrights and patents owned by any Seller Party; (ii) all pending applications for registration of any trademarks or service marks owned by any Seller Party; (iii) all trade names, common law trademarks and unregistered marks owned and used by any Seller Party; (iv) all internet domain names, social network site handles, and URLs used, registered or applied for by any Seller Party; and (v) to the Seller Parties’ Knowledge, all Intellectual Property Rights related to the Halston Brands that are owned by any Person other than a Seller Party.

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(b)  Schedule 4.16(b) of the Seller Disclosure Schedule attached hereto sets forth a complete and correct list of: (i) all licenses or similar agreements or arrangements in which a Seller Party or its Affiliates are a licensor of Intellectual Property Rights that are related to or used in connection with the Acquired Assets, including any License Agreements or any similar arrangements or agreements, (ii) all licenses and similar agreements or arrangements in which a Seller Party or its Affiliates are a licensor of Intellectual Property Rights that are not otherwise listed under (i), and (iii) all other agreements or similar arrangements, in effect as of the date hereof, relating to the use of Intellectual Property Rights related to the Halston Brands as used by any Seller Party, including settlement agreements, consent-to-use or standstill agreements and standalone indemnification agreements.

(c)  Except as set forth on Schedule 4.16(c) of the Seller Disclosure Schedule, (i) the Seller Parties own and possess all right, title and interest in and to, or have the enforceable right to use, the Intellectual Property Rights related to the Halston Brands, which are set forth in Schedule 4.16(a) of the Seller Disclosure Schedule, have a valid and enforceable right to use pursuant to the agreements set forth in Schedule 4.16(c) of the Seller Disclosure Schedule, or otherwise own and possess all right, title and interest in and to all other Intellectual Property Rights related to the Halston Brands free and clear of all Liens, other than Permitted Liens (collectively, the “Seller Parties Intellectual Property Rights”), and (ii) no Seller Party has licensed any of the Seller Parties Intellectual Property Rights to any Third Party.

(d)  Except as set forth on Schedule 4.16(d), (i) no Seller Party has infringed, diluted, misappropriated or otherwise conflicted with any Intellectual Property Rights of any Person, including without limitation, rights under patents, trademarks, service marks, copyrights, publicity or personality rights, or otherwise; (ii) no Seller Party has Knowledge of any facts which indicate a likelihood of any of the foregoing; (iii) no Seller Party has received any written notices regarding any of the foregoing (including any demands that a Seller is required to license any Intellectual Property Rights, including Intellectual Property Rights related to the Halston Brands, from any Person or any requests for indemnification from customers) and (iv) no Seller Party has requested nor received any written opinions of counsel related to the foregoing.

(e)  Except as set forth on Schedule 4.16(e) of the Seller Disclosure Schedule, (i) no loss or expiration of any of the Seller Parties Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for those rights expiring at the end of their current registration terms without renewal by a Seller Party (and not as a result of any act or omission by a Seller Party, including a failure by a Seller Party to pay any required maintenance or renewal fees); (ii) all of the Seller Parties Intellectual Property Rights are valid and enforceable; (iii) no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller Parties Intellectual Property Rights has been made, is currently outstanding or to the Knowledge of any Seller Party is threatened; (iv) to the extent the Seller Parties Intellectual Property Right is protected by applications or registrations, each Seller Party will continue to maintain and protect such applications and registrations prior to the Closing so as not to adversely affect the validity or enforceability thereof; and (v) no Seller Party has disclosed or allowed to be disclosed any of its trade secrets or confidential information to any Third Party other than pursuant to a written confidentiality agreement and each Seller Party has entered into written confidentiality agreements with all of their employees and independent contractors acknowledging the confidentiality of the Seller Parties Intellectual Property Rights.

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(f)  Except as set forth on Schedule 4.16(f), no Person has infringed, diluted, misappropriated or otherwise conflicted with any of the Seller Parties Intellectual Property Rights and no Seller Party knows of any facts that indicate a likelihood of any of the same.

(g)  Except as set forth on Schedule 4.16(g), all Intellectual Property Rights related to the Halston Brands and owned by the Seller were: (i) developed by employees of the Seller Parties working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Seller Parties as assignee that have conveyed to the Seller Parties ownership of all of such Person’s rights in such Intellectual Property Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Seller Party obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Intellectual Property Rights. Notwithstanding the generality of the foregoing, each Person who is or was involved in the creation, development, or maintenance of the Intellectual Property Rights in the Halston Brands and the Halston Archives have assigned all Intellectual Property Rights to the Seller Parties or signed a work made for hire agreement under which all Intellectual Property Rights vest in Seller Parties.

(h)  Except as set forth in Schedule 4.16(h) of the Seller Disclosure Schedule, none of the Seller Parties Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by any Seller Party, or which may affect the validity, use or enforceability of the Seller Parties Intellectual Property Rights.

(i)  The Seller Parties have collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Seller Party and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

(j)  Each item of the Seller Parties Intellectual Property Rights is valid, enforceable and subsisting in the United States and the jurisdictions set forth on Schedule 4.16(j) of the Seller Disclosure Schedule. Prior to the Closing, the Seller Parties will deliver to the Buyers all files, documents, or instruments necessary to the preservation and maintenance of the Seller Intellectual Property Rights.

(k)  No Seller Party owns, nor has pending, any patent applications or patents.

(l)   No Seller Party has or owns any copyright in any images of Roy Halston Frowick or in original sketches of products developed or similar materials that primarily relate to the Halston Brands.

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(m)  The Seller Parties have provided to the Buyer all user names and passwords associated with the social media handles or other identifiers included in the Seller Parties Intellectual Property Rights. The Seller Parties have complied with all Contracts and all associated policies and guidelines relating to their use of any social media platforms, sites or services in the conduct of the businesses of the Seller Parties (collectively, “Platform Agreements”). There are no Proceedings, audits or investigations settled, pending, or, to the Knowledge of Seller Parties, threatened alleging: (i) any breach or other violation of any Platform Agreement by Seller Parties; or (ii) defamation, any violation of publicity or privacy rights of any Person, or any other violation by the Seller Parties in connection with their use of social media in the conduct of the businesses of the Seller Parties.

4.17	Real Estate.

(a) Schedule 4.17(a) of the Disclosure Schedules sets forth all Owned Real Property. Seller Parties have good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances.

(b) Schedule 4.17(b) of the Disclosure Schedules sets forth all Leased Real Property. Seller Parties are not in default under any lease agreements related to the Leased Real Property.

(c) Seller Parties have not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the real property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the real property as currently operated. Neither the whole nor any material portion of any real property has been damaged or destroyed by fire or other casualty.

4.18         Labor Relations; Compliance. Seller Parties are not a party to or bound by any collective bargaining or other agreement with a labor organization representing any of the employees. Seller Parties are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees.

4.19         Affiliate Transactions. Except as set forth on Schedule 4.19 of the Seller Disclosure Schedule, and with respect to the Acquired Assets (a) there are no Contracts between a Seller Party, on the one hand, and any Affiliate of any Seller Party or any member, interest or right holder or any family member or Affiliate of any such member, interest or right holder, on the other hand; (b) there are no Contracts between a Seller Party, on the one hand, and any Affiliate of any Seller Party or any employee or director or any family member or Affiliate of any such person, on the other hand, other than employment agreements entered into in the Ordinary Course of Business; and (c) there are no loans or other indebtedness owing by any Affiliate or employee of any Seller Party or any family member or Affiliate of any such Person to a Seller Party.

4.20         Brokers or Finders. No agent, broker, firm or other Person acting on behalf of a Seller Party or, to the Seller Parties’ Knowledge, any of their Affiliates is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the Parties hereto, or from any Affiliate of any of the Parties hereto, in connection with any of the transactions contemplated by this Agreement.

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4.21	Investment Representations and Warranties.

(a)  Each Seller Party or its representatives are sophisticated investors familiar with the types of risks inherent in the acquisition of securities such as the Xcel Shares and that, by reason of its or its representatives knowledge and experience in financial and business matters in general, and investments of this type in particular, it or its representatives are capable or evaluating the merits and risks of an investment in the Xcel Shares.

(b)  Each Seller Party understands that Xcel has determined that the exemption from the registration provisions of the Securities Act for transactions not involving a public offering is applicable to the issue and sale of the Closing Shares and the Earn-Out Shares (if applicable), based, in part, upon the representations, warranties and agreements made by the Seller Parties herein.

(c)  Each Seller Party understands that (A) none of the Closing Shares or the Earn-Out Shares (if applicable) have been registered under the Securities Act or the securities laws of any state, based upon an exemption from such registration requirements for non-public offerings pursuant to Regulation D under the Securities Act; (B) the Closing Shares and the Earn-Out Shares (if applicable), are and will be “restricted securities”, as said term is defined in Rule 144 of the rules and regulations promulgated under the Securities Act; (C) none of the Closing Shares or the Earn-Out Shares (if applicable) may be sold or otherwise transferred unless they have been first registered under the Securities Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer; (D) Xcel is under no obligation to register the Closing Shares or the Earn-Out Shares (if applicable) under the Securities Act or any state securities laws, or to take any action to make any exemption from any such registration provisions available; (E) the certificates for the Closing Shares and the Earn-Out Shares (if applicable) will bear a legend to the effect that the transfer of the securities represented thereby is subject to the provisions hereof; and (F) no Seller Party will sell or otherwise transfer any of the Closing Shares or the Earn-Out Shares (if applicable) or any interest therein, unless and until: (i) said securities shall have first been registered under the Securities Act and all applicable state securities laws; or (ii) the Seller Parties shall have first delivered to Xcel a written opinion of counsel (which counsel and opinion (in form and substance) shall be satisfactory to Xcel), to the effect that the proposed sale or transfer is exempt from the registration provisions of the Securities Act and all applicable state securities laws.

(d)  Each Seller Party is an “accredited investor,” as such term is defined in Regulation D of the rules and regulations promulgated under the Securities Act.

(e)  Each Seller Party is acquiring the Closing Shares and, if applicable, the Earn-Out Shares, for its own account and for the purpose of investment and not with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act in violation of the Securities Act.

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(f)  Each Seller Party has been given access to and an opportunity to examine such documents, materials and information concerning Xcel as such Seller Party deems to be necessary or advisable in order to reach and informed decision as to an investment in the Closing Shares and, if applicable, the Earn-Out Shares.

4.22         Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article IV or expressly contained in any other Related Agreement, no Seller Party makes any other representation or warranty, express or implied. Seller Parties’ representations and warranties regarding the intent to use applications of the Halston Brands set forth on Schedule 4.22 hereto (the “Intent to Use Applications”) are subject to Section 1060(a) of the Lanham Act and H Licensing, LLC’s fulfillment of its obligations under the Cooperation Agreement and Seller Parties shall have no liability for any failure to transfer or assign, when assignable, the Intent to Use Applications solely as a result of Buyers failure to fulfill its obligations pursuant to the Lanham Act.

4.23         Pledged Shares. The Seller owns and, with respect to the Closing Shares, will own as of the Closing, the Pledged Shares of record and beneficially, free and clear of all Liens, other than Liens that, by virtue of the Seller Party Consent and Waiver, will be subordinated to the Lien under the Pledge Agreement and Liens arising under applicable securities laws.

ARTICLE V
Representations and Warranties of the Buyer

The Buyer hereby represent and warrants to the Seller Parties, that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except in each case as set forth in the disclosure schedule attached hereto (the “Buyer Disclosure Schedule”). Notwithstanding the foregoing, the representations and warranties in Sections 5.1(a), Section 5.2 and, to the Knowledge of Buyer, Section 5.7, shall be true and correct as of the date of this Agreement and will be correct and complete as of the Closing Date. The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify the corresponding section or subsection in this Article V and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent.

5.1	Existence and Good Standing; Authorization.

(a)  Buyer is an entity duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. Buyer is duly qualified and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by Buyer or the nature of the business conducted by Buyer makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has all requisite power and authority to execute and deliver this Agreement and each other Related Agreement to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the sale and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each other Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved, and no other action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement or any other Related Agreement to which Buyer is a party or the consummation thereby of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes, and, with respect to each other Related Agreement, upon its execution and delivery by Buyer to which it is a party thereto, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Seller Parties and/or the other parties thereto, a valid and binding obligation of Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

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5.2           Consents and Approvals; No Violations. Except as set forth on Schedule 5.2 of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer, and the execution and delivery of each Related Agreement to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)  violate or conflict with any provisions of the Organizational Documents of Buyer;

(b)  violate any Legal Requirement or Decree to which Buyer is subject or by which any of their respective material properties or assets are bound;

(c)  require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority on or prior to the Closing Date; or

(d)  result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the material properties or assets of Buyer under any of the material terms, conditions or provisions of any material contract or any other instrument or obligation to which Buyer is a party, or by which it or any of their respective material properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, would not, individually or in the aggregate, reasonably be expected to prevent the Buyer from performing its obligations under this Agreement.

5.3           Undisclosed Liabilities. Other than as set forth on Schedule 5.3 of the Buyer Disclosure Schedule, Buyer has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for Liabilities arising between the date hereof and the Closing Date.

5.4	Compliance with Laws.

(a)  Buyer is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership of its assets, except for such non-compliance, individually or in the aggregate, as would not reasonably be expected to have a Buyer Material Adverse Effect. Buyer has not received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement.

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(b)  Buyer possesses all Government Authorizations necessary for the ownership of its properties and the conduct of its business as currently conducted, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect. Further, (i) to the Buyer’s Knowledge, all such Government Authorizations are in full force and effect and (ii) Buyer has not received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

5.5           Litigation. Except as set forth on Schedule 5.5 of the Buyer Disclosure Schedule:

(a)  There is no material Proceeding pending or, to the Buyer’s Knowledge, threatened, against Buyer.

(b)  There is no Decree to which the Buyer is subject, and the Buyer is in compliance with each Decree to which it or its properties or assets are subject.

5.6           Buyer Environmental Matters. Buyer has complied and is in compliance in all material respects with all Environmental and Safety Requirements. All Government Authorizations required under Environmental and Safety Requirements to be obtained by Buyer are valid and in full force and effect, Buyer has complied and is in compliance in all material respects with the terms and conditions of such permits and licenses. Buyer is not subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities. Neither Buyer nor any of its predecessors or Affiliates, has caused a release of hazardous substances, and, to the Buyer’s Knowledge, no condition of contamination by hazardous substances is present, at any of Buyer’s Leased Real Properties, if any and no facts, events or conditions relating to current or former facilities, properties or operations of Buyer or of its predecessors or Affiliates will give rise to any investigatory, remedial, or corrective obligations or other liabilities under Environmental and Safety Requirements. Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Authority or other Person pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements. To the Buyer’s Knowledge, Buyer has made available to the Seller Parties copies of all material documents within its possession (including all Phase I and Phase II reports) concerning compliance with Environmental and Safety Requirements with respect to the current or former operations or facilities of Buyer and its predecessors and Affiliates. Buyer has not received any written notice, report or other information regarding any violation of, or liability or obligation under any Environmental and Safety Requirement or that any existing Government Authorization that was obtained under any Environmental and Safety Requirement is to be revoked or suspended by any Government Authority or is not currently operating or required to be operating under, or subject to any outstanding compliance order, Decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental and Safety Requirement. Buyer does not own or operate any underground storage tanks and no such underground tanks are in violation of any Environmental and Safety Requirement. Neither Buyer, nor any of its predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any hazardous materials, or owned or operated Buyer’s business or any property or facility relating to any Buyer’s business in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental and Safety Requirement.

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5.7           Taxes. There are no Taxes due and payable by Buyer which have not been timely paid. There are no accrued and unpaid Taxes of Buyer which are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns of Buyer by any Government Authority. Buyer has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

5.8           Brokers’ or Finders’ Fees. No agent, broker, firm or other Person acting on behalf of Buyer is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto for which the Seller would be responsible to pay, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

5.9           Xcel Shares. All of the Xcel Shares issuable in accordance with this Agreement and the Related Agreements will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens (other than those created under federal and state securities laws, any Lock-Up Agreement, and the Voting Agreement) and not subject to preemptive or other similar rights of the stockholders of Xcel.

5.10         Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article V or expressly contained in any other Related Agreement, Buyer makes no other representation or warranty, express or implied.

ARTICLE VI
INTENTIONALLY OMITTED

ARTICLE VII
Covenants

7.1           Efforts to Closing. On the terms and subject to the conditions in this Agreement, and provided that Buyer is not in default hereunder, each Seller Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VIII to be satisfied as soon as practicable after the date hereof but not later than February 28, 2019, and Buyer agrees to use commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article IX to be satisfied as soon as practicable after the date hereof but not later than February 28, 2019. Without limiting the generality of the foregoing, each Seller Party shall give or cause to be given any notices to Third Parties required to be given pursuant to any Contract to which it is a party as a result of this Agreement or any of the transactions contemplated hereby. Each Seller Party shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to the Buyer at or prior to the Closing, all consents, waivers and approvals required to be obtained under each Contract to which it is a party or by which it is bound in form and substance reasonably acceptable to the Buyer. The Buyer shall use commercially reasonable efforts to cooperate with the Seller Parties in the Seller Parties’ efforts to obtain the aforementioned consents, including by providing such information as the other contracting parties may reasonably request.

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7.2           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement (including, without limitation, the listing requirements of the Nasdaq Global Market and securities laws applicable to Xcel) or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party a reasonable period of time prior to making the disclosure and to provide such other Party the opportunity to comment thereon). The Seller Parties acknowledge and agree that Xcel may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

7.3           Cooperation. The Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Acquired Assets from the Seller to Buyer and to minimize the disruption to the Seller operations resulting from the transactions contemplated hereby.

7.4	Taxes Related to Purchase of Assets; Tax Cooperation.

(a)  The Buyer, on the one hand, and the Seller, on the other hand, shall each be responsible for one-half of any and all stamp, transfer, documentary, sales and use, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) regardless of the Person liable for such Transfer Taxes under applicable Legal Requirements. Except to the extent required to be filed by the Seller, the Buyer shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to all Transfer Taxes, provided that the Buyer shall provide copies of all such Transfer Tax Returns to the Seller at least twenty (20) days prior to the due date thereof for Seller’s review and approval. The non-filing Party shall promptly reimburse the filing Party for 50% of the amount of such Transfer Tax within ten (10) Business Days of receipt by the non-filing Party of evidence of the timely filing and payment thereof. The provisions of this Section 7.2 and no other provision, shall govern the economic burden of Transfer Taxes. Each of Buyer and Seller shall (and shall cause their respective Affiliates to) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or reports with respect to, Transfer Taxes.

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(b)  All Taxes and assessments on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between the Buyer and the Seller as of the close of business on the Closing Date based on the best information then available, with (a) the Seller liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) the Buyer being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between the Buyer the Seller as set forth in the next sentence. All pro-rations of Straddle Period Taxes on the Acquired Assets shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to the Seller based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to the Buyer based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations that must be paid in order to convey the Acquired Assets to the Buyer free and clear of all Liens other than Permitted Liens have been calculated and shall be paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

(c)  The Seller and the Buyer shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including, without limitation, (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

7.5	Restrictive Covenant of Seller Parties; Termination of Restrictive Covenants of Buyer and its Affiliates.

(a)  For a period of two years after the Closing, each Seller Party agrees that it shall not, and shall cause its licensees, distributors, successors and assigns and their respective Affiliates not to, directly or indirectly, on its own behalf, as an agent of, on behalf of or in conjunction with, or as a member, partner or shareholder of, or through management, operation, control (or participation in the ownership, management, operation or control of) any other firm, corporation or other entity or Person interfere with (i) any relationship between Buyer or any Affiliate of Buyer, on the one hand, and any licensee of any of the Halston Brands or H by H Brands (as such term is defined in that certain Asset Purchase Agreement dated as of December 22, 2014 by and among Xcel, H Licensing, LLC, Seller and Parent (the “Prior Asset Purchase Agreement”)) or any distributor or retailer of products bearing any of the Halston Brands or the H by H Brands, on the other hand; or (ii) Buyer’s products or marks. Subject to the foregoing, nothing in this Agreement shall be deemed to limit in any way whatsoever any Seller Parties or their respective Affiliates and their respective managers, members, officers, directors, agents, attorneys and employees from accepting employment, entering any engagement in any field, including apparel, or investing in other opportunities, including the apparel industry.

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(b)  Effective as of the Closing, the restrictive covenants imposed on the Buyer, its licensees, distributors, successors, assigns and their respective Affiliates under Section 7.3 of the Prior Asset Purchase Agreement be terminated and have no further force or effect.

7.6	Acquired Assets.

The Seller agrees to execute on or before the Closing Date all necessary documents with respect to the assignment of the Acquired Assets owned by Seller to the Buyer (including, without limitation, registrations thereof, if any). Upon the written request of Buyer its successors, legal representatives or assigns, Seller agrees that at any time from and after the Closing Date, Seller will use commercially reasonable efforts to communicate with the Buyer, its successors, legal representatives and assigns all information known to Buyer relating to the Acquired Assets in the United States and worldwide and that Seller will execute and deliver any papers, make rightful oaths, testify in any legal proceedings, and perform all other lawful acts reasonably deemed necessary or desirable by Buyer, its successors, legal representatives and assigns, to convey or perfect the Buyer’s rights to the Acquired Assets and to enforce or defend Buyer’s and their assigns’ rights in and to the Acquired Assets.

7.7           Additional Financial Statements. The Seller Parties shall use commercially reasonable efforts to assist the Buyer in the preparation of any financial statements required by the SEC in connection with the transactions contemplated by this Agreement, if any, at the Seller Parties’ cost and expense, including without limitation providing the Buyer with full access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller Parties and on reasonable advance notice, but in any event not less than five (5) Business Days, to all relevant books, records, work papers, information and employees and auditors of the Seller Parties, solely to the extent necessary in connection with the preparation of any such financial statements.

7.8           Confidentiality. From and after the date hereof, each Seller Party shall, and shall cause each of their respective Affiliates to, treat as confidential and use commercially reasonable efforts to safeguard and not to use, except as expressly agreed in writing by the Buyer, any and all Seller Information included within the Acquired Assets, including the Seller Parties Intellectual Property Rights, in each case using the standard of care reasonably necessary to prevent the unauthorized use, dissemination or disclosure of such Seller Information. For purposes of this Section 7.8, from and after the date hereof, confidential information included within the Acquired Assets shall be deemed to be “Seller Information” notwithstanding the fact that such information was available to or in the possession of any Seller or any of their Affiliates prior to the Closing. Notwithstanding the generality of the foregoing, nothing in this Section 7.8 shall prohibit any Party from making public disclosures required by applicable Legal Requirements, according to Section 12.1.

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7.9           Access to Records. At all times after the Closing, each Seller Party will permit the Buyer and its Affiliates reasonable access on not less than five (5) business days prior written notice, during normal business hours, at the sole cost and expense of the Buyer and in a manner that will not unreasonably interfere with the normal operations of the Seller Parties, to and the right to make copies of the Books and Records and such other books and records of the Seller Parties relating to the Acquired Assets in the Seller Party’s possession or control; provided, however, that the Buyer shall only use such information (a) to protect or enforce their rights to the Acquired Assets or to perform or enforce their rights or obligations under this Agreement and the Related Agreements or (b) in connection with tax or other regulatory filings, litigation or financial reporting. In addition, the Seller Parties will make available to the Buyer or its Affiliates, upon reasonable request and to the extent still employed by the Seller Parties, personnel who are familiar with any such matter requested.

7.10         Recording of Intellectual Property Assignments. The Seller Parties and the Buyer shall cooperate to timely record and file the appropriate intellectual property assignments with the appropriate Government Authorities as promptly as practicable following the Closing.

7.11         Further Assurances. From time to time following the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby, including any intellectual property assignments pursuant to Section 2.4. Following the Closing, the Seller Parties agree to forward to the Buyer any correspondence or other communications addressed to any Seller Party received by them that relates to the Acquired Assets. Notwithstanding the generality of the foregoing, Seller Parties shall provide and coordinate all assistance to Buyer and its Affiliates in connection with the Halston Brands and Related Marks, including without limitation actions and assistance set forth in the Cooperation, Consent and Contingent License Agreement entered into on December 22, 2014, by and among Xcel, H Licensing, LLC and the Seller. Accordingly, to the fullest extent necessary, the Parties agree that such Cooperation, Consent and Contingent License Agreement shall (a) continue to the fullest extent necessary to allow Seller to execute any remaining obligations thereunder; and (b) to the extent required to allow Seller to perform its obligations under this Agreement, apply in full force and effect to the Halston Brands as defined hereunder.

ARTICLE VIII
Conditions Precedent to Buyer’s Obligation to Close

The Buyer’s obligation to purchase the Acquired Assets and the Buyer’s obligation to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

8.1           Truth of Representations and Warranties. The representations and warranties of the Seller Parties contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

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8.2           Fairness Opinion. The Buyer shall have obtained such fairness or valuation opinion as the Buyer deems appropriate in its sole discretion (the “Fairness Opinion”).

8.3           No Injunction. No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

8.4           Governmental and Other Approvals. All of the Government Authorizations and third-party consents and approvals set forth on Schedule 8.6 shall have been received and shall be in full force and effect.

8.5           Lien Releases and Payoff Letters. The Buyer shall have received copies of releases of all Liens (other than Permitted Liens) against any asset, property or right included in the Acquired Assets and a payoff letter from the applicable lenders or secured parties, in each case in form and substance satisfactory to the Buyer, including without limitation (a) a payoff letter from Bank Hapoalim evidencing payment in full all amounts owed to it by the Seller Parties and the termination of any loan or credit agreements between Bank Hapoalim, as lender, and the Seller Parties, as borrowers; (b) filed copies of UCC-3 termination statements terminating all UCC-1 financing statements with any Seller Party as a debtor and Bank Hapaolim as secured party and (c) filed copies of all terminations of any Liens recorded with the United States Patent and Trademark Office or any comparable foreign recording office(s).

8.6           Assignments. The Buyer shall have received written assignments, in forms reasonably satisfactory to the Buyer, of all Intellectual Property Rights and all Assigned Contract included in the Acquired Assets.

8.7           Completion of Due Diligence. Buyer shall have completed, to its reasonable satisfaction, a due diligence investigation of the Seller Parties.

8.8           No Seller Parties Material Adverse Effect. From the date hereof to the Closing Date, there shall not have occurred any event, circumstance or effect that has had or would reasonably be expected to have a Seller Parties Material Adverse Effect.

8.9           Financing. The Buyer shall have completed a debt, equity or other financing of at least Eight Million Two Hundred Thousand Dollars ($8,350,000) on terms and conditions satisfactory to the Buyer in its sole discretion.

8.10         No Decree or Proceeding. No Decree or Proceeding shall be pending against the Seller Parties which would be reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

8.11         Seller Party Creditor Amendment and Consents; Lien Releases. The Seller Party Amendment and Consents shall have been executed and delivered by each creditor party thereto, in each case in favor of the Buyer and Xcel, and the Buyer and Xcel shall have received filed copies of UCC-3 amendments removing all assets (other than the Pledged Shares that are not Closing Shares) from the collateral description in the related UCC-1 financing statements with any such creditor party, as secured party, and any Seller Party, as debtor.

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8.12         JS License Agreement. Xcel or the Buyer, on the one hand, and Group JS International, Ltd (“Group JS”), on the other hand, shall have entered into a license agreement providing for guaranteed minimum royalties payable by Group JS to Xcel or the Buyer in an amount acceptable to the Buyer, which license agreement shall be otherwise acceptable, in form and substance, to the Buyer and Xcel.

8.13         Lock-Up and Voting Agreement. The Seller and Xcel shall have executed (a) a lock-up agreement in the form attached hereto as Exhibit C (a “Lock-Up Agreement”) and (b) a voting agreement in the form attached hereto as Exhibit D (the “Voting Agreement”).

8.14         Pledge Agreement and Pledged Shares. The Seller and the Buyer shall have entered into the Pledge Agreement and the Seller shall have delivered all certificates representing the Pledged Shares to the Buyer, to be held by the Buyer in accordance with the Pledge Agreement.

8.15         Closing Deliverables. In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, the Seller Parties shall deliver to the Buyer:

(a)  One or more executed bills of sale in form and substance reasonably satisfactory to the Buyer transferring to the Buyer all tangible assets included in the Acquired Assets;

(b)  In respect of the Acquired Assets, such documents as Buyer may reasonably require to effect the transfer to the Buyer of the Seller Parties’ interests therein free and clear of all Liens, other than Liens arising as a result of any action taken by any Buyer or any of its Affiliates;

(c)  Counterparts of all Related Agreements executed by the parties thereto, as applicable;

(d)  Certified copies of the resolutions of the managers and the members of the Seller Parties authorizing the execution, delivery, and performance of this Agreement by the Seller Parties and the consummation of the transactions provided for herein;

(e)  An executed assignment and assumption of the Seller Parties Intellectual Property Rights, in form and substance reasonably acceptable to the Buyer;

(f)   A receipt for the cash portion of the Initial Purchase Price received in accordance with the instructions of the Seller Parties and an acknowledgement of the issuance of the Closing Shares in the Seller’s name when delivered to the Buyer to be held in accordance with the Pledge Agreement;

(g)  A non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in the form required under treasury regulations issued pursuant to Code §1445 stating that no Seller Party is a foreign person as defined in Code §1445; and

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(h)  Certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which the Seller Parties are organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of such entities.

ARTICLE IX
Conditions Precedent to the Seller PARTIES’ Obligation to Close

All obligations of the Seller Parties under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Seller Parties, in their sole discretion:

9.1           Truth of Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

9.2           No Injunction. No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

9.3           Governmental and Other Approvals. All Government Authorizations and third-party consents and approvals set forth on Schedule 9.5 shall have been received and shall be in full force and effect.

9.4           Closing Deliverables. In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at Closing, the Buyer shall deliver to the Seller Parties the following:

(a)  The Purchase Price as provided in Sections 3.2 and 3.3;

(b)  Counterparts of all Related Agreements, executed by the parties thereto; and

(c)  A certified copy of the resolutions of the Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

ARTICLE X
INTENTIONALLY OMITTED

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ARTICLE XI
Indemnification; Remedies

11.1         Survival. All representations and warranties made by the Seller Parties or the Buyers, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the 24-month anniversary of the Closing Date (the “Survival Date”), other than in the case of fraud and except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim or action); provided, however, that the representations and warranties (i) in Section 4.8 (Taxes) shall survive and remain in full force and effect until 30 days after the expiration of the applicable statute of limitations for the assessment of Taxes (including all periods of extension, whether automatic or permissive) and (ii) in Sections 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority), 4.5 (Title to Assets), 4.20 (Brokers’ or Finders’ Fees), 5.1 (Existence and Good Standing; Authorization) and 5.8 (Brokers’ or Finders’ Fees) (the “Core Representations”) shall survive and remain in full force and effect indefinitely. Each covenant and agreement of any of the Parties contained in this Agreement, which by its terms is required to be performed after the Closing Date, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

11.2         Indemnification by Seller Parties. Subject to the limitations set forth in this Article XI, each Seller Party shall jointly and severally indemnify, defend and hold harmless the Buyer, Xcel and their respective managers, members, officers, directors, agents, attorneys and employees, (hereinafter “Buyer Indemnified Parties”) from and against any and all actual losses, claims, liabilities, debts, damages, fines, penalties, costs (in each case including, without limitation, reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel)) that they incur (collectively, “Damages”) incurred as a result of:

(a)  the breach of any representation or warranty of the Seller Parties contained in this Agreement or in any certificate or other instrument furnished to the Buyer by the Seller Parties pursuant to this Agreement;

(b)  the material breach of, default under or nonfulfillment of any covenant, obligation or agreement of the Seller Parties under this Agreement, any Related Agreement or the agreements and instruments contemplated therein, which is not cured within thirty (30) days from a Seller Parties’ receipt of notice thereof;

(c)  the Excluded Assets;

(d)  the Excluded Liabilities;

(e)  any clawback of all or any portion of the Purchase Price or any other amount paid or payable by any Buyer Indemnified Party related, directly or indirectly, to any Bankruptcy Event, including the HOC ABC (a “Bankruptcy Clawback”);

(f)  any Proceeding disclosed in Schedule 4.9;

(g)  the matters disclosed in Schedule 4.8(c);

(h)  any Proceeding by or on behalf of any creditor of Seller, Parent, HOC or any of their respective Affiliates, including that certain Civil Action No. 2:18-cv-10164-AB-RAO commended by Texmont Design Limited against HOC, Parent, the Seller and Xcel on December 10, 2018 in the United States District Court for the Central District of California or any similar Proceeding;

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(i)  any matters related to the operation of the business of the Seller Parties and their Affiliates prior to the Closing; or

(j)  any and all actions, suits, or proceedings, incident to any of the foregoing.

11.3         Indemnification by Buyer. Subject to the limitations set forth in this Article XI, the Buyer will each indemnify, defend and hold harmless the Seller Parties and their respective stockholders, managers, officers, directors, agents, attorneys and employees (hereinafter “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Party”) from and against any and all Damages incurred or sustained by the Seller Indemnified Parties as a result of:

(a)  the breach of any representation or warranty of the Buyer contained under this Agreement or any certificate or other instrument furnished by the Buyer to the Seller Parties pursuant to this Agreement;

(b)  the material breach of, default under of nonfulfillment of any covenant, obligation or agreement by the Buyer under this Agreement, any Related Agreement or in the agreements and instruments contemplated therein, which is not cured within thirty (30) days of Buyer’s receipt of notice thereof;

(c)  the Acquired Assets, solely with respect to matters arising following the Closing; or

(d)  any and all actions, suits, or proceedings incident to any of the foregoing.

11.4	Limitation on Liability.

(a)  Neither the Seller Parties nor the Buyer shall have any Liability for Damages under, respectively, Section 11.2(a) or Section 11.3(a), and neither the Seller Indemnified Parties nor the Buyer Indemnified Parties shall have the right to seek indemnification under, respectively, Section 11.2 or Section 11.3 until the aggregate amount of the Damages incurred by such Indemnified Party exceeds $50,000 (the “Deductible”), and then, subject to the limitations on recovery and recourse set forth in this Article XI, only for such Damages which exceed, in the aggregate, the Deductible. Notwithstanding the foregoing, the limitations in this Section 11.4(a) shall not apply to (i) any breach of a Core Representation, (ii) any of the matters described in paragraphs (b) through (i) of Section 11.2, (iii) in the case of fraud, or (iv) in connection with any failure by the Buyer to make any payment of the Purchase Price when due.

(b)  The aggregate liability of the Seller Parties on the one hand, and the Buyer on the other hand, for all Damages under Section 11.2 or Section 11.3, as applicable, shall not exceed (i) $3,750,000 (the “Cap”) in the case of claims for Damages made prior to the six month anniversary of the Closing Date, and (ii) $1,500,000 (the “Decreased Cap”) in the case of claims for Damages made on or following the six month anniversary of the Closing Date; provided, however, that neither the Cap nor the Decreased Cap shall apply to (i) any breach of a Core Representation, (ii) any of the matters described in paragraphs (b) through (j) of Section 11.2, (iv) in the case of fraud, or (v) in connection with any failure by the Buyer to make any payment of the Purchase Price when due.

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(c)  In determining the amount of Damages in respect of a claim under this Article XI, there shall be deducted an amount equal to the amount of any third-party insurance proceeds actually received by the Indemnified Party making such claim with respect to such Damages less the cost of any increase in insurance premiums over the projected period of such increase as a result of making a claim for such Damages, provided that there shall be no obligation to make a claim, and no offset against Damages shall be made, if a party reasonably believes that making a claim for such Damages is reasonably likely to result in a non-renewal of the insurance policy.

(d)  Except for liability resulting from fraud, and notwithstanding anything contained herein to the contrary, neither Buyer nor Seller Parties shall be liable under this Agreement for any lost profits, punitive, or exemplary damages of any kind or nature, regardless of the form of action through which such damages are sought.

11.5	Other Indemnification Provisions.

(a)  To the extent that any representations and warranties of the Seller Parties or the Buyer, as applicable, have been breached, thereby entitling the non-breaching party to indemnification pursuant to Section 11.2(a) or Section 11.3(a) hereof, it is expressly agreed and acknowledged by the parties that, solely for purposes of calculation of Damages in connection with any right to indemnification, the representations and warranties of the Seller Parties or the Buyer, as applicable, that have been breached shall be deemed not qualified by any references therein to materiality generally, knowledge or to whether or not any breach or inaccuracy results in a Seller Parties Material Adverse Effect or Buyer Material Adverse Effect.

(b)  An Indemnified Party’s right to indemnification pursuant to this Article XI shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to such Indemnified Party with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud.

11.6         Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Parties under Section 11.2 or Seller Indemnified Parties under Section 11.3 or any claims by one party against the other is set forth below:

(a)  Notice. Whenever any Indemnified Party shall have received notice that a claim has been asserted or threatened against such Indemnified Party, which, if valid, would subject the indemnifying party (the “Indemnifying Party”) to an indemnity obligation under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party of such claim; provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced thereby. Any such notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above.

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(b)  Defense of a Third Party Claim. If any Third Party shall notify any party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party under this Article XI, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) uses counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereafter in respect of such matters and (iv) the relief sought is monetary damages.

(c)  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if counsel defending such Third Party Claim shall advise the parties of a potential conflict of interest arising from the existence of one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or its Affiliates, then the Indemnified Party may retain separate counsel to defend it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party if applicable under this Article XI. Subject to the proviso to the foregoing sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof if the Indemnifying Party is ultimately are found to be liable to indemnify the Indemnified Party. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(d)  If an Indemnifying Party assumes the defense of an action or proceeding, then, without the Indemnified Party’s written consent, the Indemnifying Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or other plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or if such settlement shall include injunctive or other relief that affects or relates to the right or obligations of such Indemnified Party, other than the obligation to pay monetary damages where such damages have been satisfied in full by the Indemnifying Party or their respective Affiliates.

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11.7         Non-Third Party Claims. Within thirty (30) Business Days after a Party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such Party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification (a “Claim Notice”); provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any Claim Notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above. If the Indemnifying Party does not deliver notice to the Indemnified Party within thirty (30) Business Days following its receipt of a Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI (an “Indemnification Objection”) the Indemnifying Party will be deemed to have rejected such claim, in which event the other party will be free to pursue such remedies as may be available to them.

11.8         Indemnification Payments. In the event any Indemnified Party is finally determined to be entitled to indemnification pursuant to this Article XI, the Indemnifying Party shall pay such Damages to the Indemnified Party in immediately available funds and shall make such payment within two Business Days of its final determination by way of wire transfer to an account designated by the Indemnified Party. Without limiting the generality of the foregoing, if and to the extent that a notice is delivered on behalf of a Buyer Indemnified Party pursuant to Section 11.6(a) or Section 11.7, the Buyer may withhold from any Earn-Out Consideration otherwise due under Section 3.4 an amount equal to the Damages sought in the applicable claim(s), in each case pending final resolution of such claims in accordance with this Agreement.

11.9         Tax Treatment. All indemnity payments made under this Article XI shall be treated as adjustments to the Purchase Price for all tax purposes.

ARTICLE XII
Miscellaneous

12.1         Public Disclosure or Communications. Except to the extent required by applicable Legal Requirements (including, without limitation, securities laws applicable to the Parties), none of the Buyer nor the Seller Parties nor any of their respective Affiliates shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties; and, in the event that any such public announcement, release or disclosure is required by applicable Legal Requirements (including, without limitation, the rules of the stock market and/or securities laws), the disclosing party will provide the other Parties, to the extent practicable and permissible under the circumstances, reasonable opportunity to comment on any such announcement, release or disclosure prior to the making thereof. Each of the Parties hereto acknowledges that Xcel may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

12.2         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) one Business Day after its delivery, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

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If to the Seller Parties:

The H Company IP, LLC

1201 W. 5th Street, T-1100

Los Angeles, California 90017

Attention: Chief Operating Officer

House of Halston, LLC

1201 W. 5th Street, T-1100

Los Angeles, California 90017

Attention: Chief Operating Officer

With a copy to (which shall not constitute notice):

Hilco Trading, LLC

5 Revere Drive, Suite 206

Northbrook, IL 60062

Attention: Eric Kaup

If to the Buyer:

H Heritage Licensing, LLC

1333 Broadway, 10th Floor
New York, NY 10018
Attention: Robert D’Loren, CEO

Facsimile:

With a copy to (which shall not constitute notice):

Blank Rome, LLP

405 Lexington Avenue
New York, NY 10174
Attention: Robert Mittman

Facsimile: 212-885-5001

12.3         Entire Agreement. This Agreement and the certificates, exhibits, schedules, documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof

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12.4         Assignability. This Agreement shall not be assigned by any Party at any time prior to the Closing, by operation of law or otherwise, without the written consent of the other Party; provided, however, that (a) the Buyer may, without the prior written consent of the Seller Parties, (i) collaterally assign this Agreement and the rights of the Buyer hereunder to Bank Hapoalim or (ii) assign their rights and obligations under this Agreement to (1) any Affiliate of the Buyer, (2) a successor or assign upon the purchase of all or substantially all of the assets of the Buyer, (3) the purchaser of a controlling interest in either or both of Buyer’s or Xcel’s securities or (4) to any successor entity pursuant to any business combination, consolidation, reorganization or similar transaction with or involving Buyer or Xcel; provided, however, that notwithstanding any such assignment, the Buyer shall remain obligated to perform all their obligations under this Agreement; and (b) the Seller Parties may, with the prior written consent of the Buyer, assign their rights and obligations under this Agreement to (i) a successor or assign upon the purchase of all or substantially all of the assets of the Seller or the Parent, (ii) the purchaser of a controlling interest in the Seller’s or Parent’s securities or (iii) to any successor entity pursuant to any business combination, consolidation, reorganization or similar transaction involving any Seller Party; provided, however, that notwithstanding any such assignment, the Seller Party shall remain obligated to perform all its obligations under this Agreement. Any successor or assign must assume this Agreement and abide by the terms of this Agreement, including the fulfillment of obligations pursuant to this Agreement. In the event of any merger, sale, sale of substantially all assets or any similar business combination is effected by any Party, such Party shall cause the successor, transferee or assign thereof to be bound by such Party’s obligations hereunder.

12.5         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each Party, and, except as expressly set forth in this Agreement, nothing in this Agreement, is intended to confer upon any other Person any equitable or legal rights or remedies of any nature whatsoever hereunder.

12.6         Bulk Sales Law. The Buyer hereby waives compliance by the Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets; provided, however, that any resulting Liability shall be an Excluded Liability.

12.7         Expenses. Except as otherwise specifically provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party hereto shall bear its own costs, expenses and fees incurred in connection with this Agreement and the other transactions contemplated by this Agreement.

12.8         Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the Party hereto entitled to the benefit thereof and any term, condition or covenant hereof may be amended by the Parties hereto at any time (subject to any additional consents as may be expressly required herein). Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate Party by a Person who has been authorized by such Party to execute waivers, extensions or amendments on its behalf. No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party hereto to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

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12.9         Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

12.10       Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

12.11       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument. Any signature page delivered by a facsimile machine, or in portable document format (“PDF”) file format shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment hereto.

12.12       Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

12.13       Dispute Resolution. The parties agree to submit to binding arbitration (as set forth below) any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of the Agreement to arbitrate. It is expressly acknowledged and agreed that the Parties have chosen the mediation and arbitration process set forth herein in an effort to lower the cost and increase the efficiency of dispute resolution beyond that encountered in traditional litigation, and the JAMS mediator/arbitrator shall keep that objective in mind.

(a)  Mediation. Before any dispute, controversy or claim arising out of or relating to this Agreement (independently or collectively, the “Claim”) may be submitted to arbitration (as set forth immediately below), the parties hereto shall first attempt to resolve any such Claim in a non-binding half-day mediation to be held in New York, New York before a mutually acceptable JAMS mediator. The mediation process shall proceed as follows: (a) the complaining Party shall submit its Claim in writing to the other Party; (b) the other Party shall respond in writing within three (3) Business Days; (c) the complaining Party shall reply in writing within three (3) Business Days; (d) the Parties shall negotiate in good faith using commercially reasonable efforts to settle the Claim without delay; (e) if the Claim is not settled within ten (10) Business Days of the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party, the Claim will promptly be submitted to mediation as set forth above; and (f) the mediation shall occur no later than twenty-five (25) Business Days after the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party.

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(b)  Arbitration. In the event that any Claim is not resolved through the mediation procedure outlined immediately above, the Parties agree that such Claim will be determined by arbitration as set forth in this section. Any arbitration pursuant to this section will be held exclusively in New York, New York before a single JAMS arbitrator, and will be exclusively and finally settled, adjudicated and determined in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“Comprehensive Rules”). At the commencement of any arbitration, the parties will in good faith discuss and determine whether such arbitration should be conducted pursuant to the Expedited Procedures of the Comprehensive Rules, i.e. Rules 16.1 and 16.2. The arbitrator shall not authorize more than: (1) five (5) depositions per Party; (2) the issuance of more than ten (10) interrogatories per Party; (3) the issuance of more than seven (7) document subpoenas per Party; or (4) the issuance of more than ten (10) requests for admission per party. Any such Claim shall be governed by the laws of the State of New York, including its statutes of limitations, but without regard to its choice or conflicts of laws rules. All fact and expert discovery will be completed within 120 days of the Preliminary Conference, and any hearing shall commence and be completed within 150 days of the Preliminary Conference. Judgment upon the written Award (as defined below) rendered by the arbitrator may be enforced, confirmed, rendered and entered in any court of competent jurisdiction having jurisdiction thereof. All proceedings in connection with any arbitration, and any submissions relating to the arbitration, except for the final written Award of the arbitrator, will be kept confidential and may not be discussed or disclosed publicly without the prior written consent of all Parties to the arbitration unless required by applicable law or the rules of any securities exchange on which any Party’s or its affiliate’s securities are traded. The arbitrator’s written award (the “Award”) will include specific findings of fact and conclusions of law with citations to applicable authority, and will be issued as soon as practicable following the conclusion of the record or hearing, and in no event more than sixty (60) days after the conclusion of the record or hearing.

(c)  Fees and Expenses. Any fees or expenses incurred by a Party in connection with a mediation (as outlined above) shall be borne that Party, except that any fees, expenses and/or costs charged by the mediator shall be borne equally by the Parties. The arbitrator shall award to the prevailing Party in any arbitration (as outlined above) all reasonable fees, expenses and costs including, without limitation, attorneys’ fees and expert witness fees and/or consultant fees.

(d)  Interim Relief. Notwithstanding the foregoing sections outlining mediation and arbitration procedures, any Party may seek interim judicial relief pending mediation and/or arbitration, including injunctive or other equitable relief, to prevent irreparable harm or to preserve the status quo without waiving, and without prejudice to, the right or obligation to mediate and/or arbitrate. The Parties agree that any such request for equitable or injunctive relief may be pursued only in the state or federal courts located in the Borough of Manhattan, New York City, New York, and hereby submit to the jurisdiction of these courts for any such purpose.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.

H HERITAGE LICENSING, LLC

By:
Name:	Robert D’ Loren
Title:	Chief Executive Officer

THE H COMPANY IP, LLC

By:
Name:	Carlos Gonzalez
Title:	Chief Operating Officer

HOUSE OF HALSTON, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]